Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Plan and the 2000 Employee Stock Purchase Plan of Centillium Communications, Inc., of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Centillium Communications, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Centillium Communications, Inc., management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Centillium Communications, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 10, 2006